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                               REGISTER.COM, INC.

                                 PROMISSORY NOTE


$70,137.38                                                        August 7, 2001
                                                              New York, New York


               FOR VALUE RECEIVED, Rene Michael Mathis ("Maker") promises to pay to the order of Register.com, Inc., a Delaware corporation (the "Corporation"), at its corporate offices at 575 Eighth Ave., 8th Floor, New York New York 10018, the principal sum of Seventy Thousand One Hundred Thirty Seven Dollars and Thirty Eight Cents ($70,137.38), together with all accrued interest thereon, upon the terms and conditions specified below. All capitalized terms used in this Note shall have the meaning assigned to them in this Note or in the attached Appendix.

               1. Interest. Interest shall accrue on the unpaid balance outstanding under this Note at the rate of 3.9% per annum, compounded semi-annually. Accrued and unpaid interest shall become due and payable in full on March 12, 2004 unless such payment obligation is accelerated pursuant to
Section 5 herein.

               2. Due Dates. The principal balance of this Note shall become due and payable in full on March 12, 2004 unless such payment obligation is accelerated pursuant to Section 4 herein. The Company shall forgive the principal and interest due under this Note in three equal annual installments, commencing on March 12, 2002, provided you remain employed by the Company on such dates. The unpaid principal and interest due under this Note shall be forgiven in full should your employment be terminated by the Company without Cause, as defined in the Letter Agreement of Employment, dated March 12, 2001 (the "Letter Agreement").

               3. Payment. Payment shall be made in lawful tender of the United States and shall be applied first to the payment of all accrued and unpaid interest and then to the payment of principal. Prepayment of the principal balance of this Note, together with all accrued and unpaid interest on the portion of principal so prepaid, may be made in whole or in part at any time without penalty.

               4. Events of Acceleration. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest, shall become immediately due and payable prior to the specified due date of this Note upon the occurrence of one or more of the following events:

                           A. the expiration of the thirty (30)-day period
                  following the date the Maker ceases to remain in the employ of the Corporation due to his for Cause termination, as defined in the Letter Agreement of Employment, dated March 12, 2001 (the "Letter Agreement"); or


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                           B. the insolvency of the Maker, the appointment of a
                  receiver or trustee to take possession of any property or assets of the Maker or the attachment of or execution against any property or assets of the Maker with respect to any debt or liability which, individually or in the aggregate, equals or exceeds $50,000.00; or

                           C. the commencement by the Maker of any Insolvency
                  Proceeding; or

                           D. the commencement against the Maker of any
                  Insolvency Proceeding and, in such case, (i) the Maker consents to the institution of such Insolvency Proceeding against him, (ii) the petition commencing such Insolvency Proceeding is not timely controverted, (iii) the petition commencing such Insolvency Proceeding is not dismissed within 30 days of the date of the filing thereof, (iv) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of the Maker, or (v) an order for relief shall have been entered therein; or

                  "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, or any other proceedings seeking reorganization, arrangement, or other similar relief.

               5. Collection. If action is instituted to collect this Note, the Maker promises to pay all costs and expenses (including reasonable attorney fees) incurred in connection with such action.

               6. Waiver. A waiver of any term of this Note or of any of the obligations secured thereby must be made in writing and signed by a duly-authorized officer of the Corporation and any such waiver shall be limited to its express terms.

               No delay by the Corporation in acting with respect to the terms of this Note shall constitute a waiver of any breach, default, or failure of a condition under this Note or the obligations secured thereby.

               The Maker waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.

               7. Conflicting Agreements. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by the Note, other than the Letter Agreement, the terms of this Note shall prevail.

               8. Governing Law. This Note shall be construed in accordance with the laws of the State of New York without resort to that State's conflict-of-laws rules.


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               9. Transfer. The Corporation may transfer this Note only to an affiliate of the Corporation or any successor-in-interest to the Corporation (whether by sale of stock or assets, merger or otherwise).


                                                         /s/ Rene Michael Mathis
                                                         -----------------------
                                                         RENE MICHAEL MATHIS



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                                    APPENDIX

A.      Bankruptcy Code  shall mean  Title 11 of the United States Code.

B.      Common Stock  shall mean the common stock of the Corporation.

C.      Corporation  shall mean Register.com, Inc., a Delaware corporation.

D.      Maker  shall mean Rene Michael Mathis.

E.      Note  shall mean this promissory note of Maker.



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